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Exhibit 10.1

Addendum to
Amended CH2M HILL Companies, Ltd.
Internal Market Brokerage Services Agreement

        This Addendum, dated as of February 11, 2011, is to the Amended Internal Market Brokerage Services Agreement effective as of July 1, 2006, as amended by the Addendum dates June 23, 2010 (the "Agreement"), by and between NEIDIGER, TUCKER, BRUNER, INC., a Colorado corporation, a registered broker-dealer, and a member of NASD ("NTB"), and CH2M HILL COMPANIES, LTD., an Oregon corporation ("CH2M HILL").

        Section 4.1(c), Quarterly Fee Renegotiation, is hereby amended to delete the existing Section 4.1(c) and replace it with the following in its entirety:

          (c)   Quarterly Fee Renegotiation.    Parties agree that the Quarterly Fee shall be paid in accordance with the schedule provided in section 4.1(a) and shall not be subject to renegotiation. Thereafter, Parties will negotiate in good faith a Quarterly Fee modification, if any, prior to the beginning of each subsequent 24 month period. In connection with such renegotiation, the Parties shall take into account any excess Quarterly Fee retained by NTB in the preceding 24-month period pursuant to section 4.4(c). If Parties fail to agree on a mutually acceptable escalation, the Quarterly Fee will automatically increase at the rate of CPI (consumer price index) for the calendar year immediately preceding the end of each 24 month period as published in the Wall Street Journal or another generally recognized source of financial information, adjusted for any excess Quarterly Fee retained by NTB in the preceding 24-month period pursuant to section 4.4(c).

        Section 4.4, Internal Market Commission, is hereby amended to delete the existing Section 4.4 and replace it with the following in its entirety:

          (a)   NTB will charge each seller in the Internal Market, with the exception of sales by CH2M HILL and the trustees of CH2M HILL's benefit plans, a sales commission equal to 3 tenths of one percent (.3%) of proceeds from each sales trade effected in the Internal Market, or as otherwise determined by Market Rules (the "Commission"). No Commission is charged on purchase transactions in the Internal Market unless otherwise determined in the Market Rules at some point in the future. To the extent Market Rules require NTB to charge such Commission, CH2M HILL covenants to take all corporate action necessary to permit NTB to collect such Commissions from Internal Market sellers, including but not limited to filing with the U.S. Securities and Exchange Commission ("SEC") any necessary amendments to the securities registration statement and CH2M HILL's other SEC filings.

          (b)   Quarterly Fee, Clearing Fee, additional services fees, and expenses due to NTB from CH2M HILL (collectively, "NTB Fees") shall be offset by any and all Commissions collected by NTB through the Internal Market sale transactions.

          (c)   To the extent the Commissions collected in any given trade exceed all NTB Fees due in that calendar quarter, the excess Commissions shall be retained by NTB and used to offset any shortfall in any other trade during the same 24-month period for which the then applicable Quarterly Fee is in effect pursuant to Section 4.1(c). To the extent the Commissions collected by NTB in all of the trades during any such 24-month period exceed all NTB Fees due in that period, NTB shall be entitled to retain such excess and NTB and CH2M HILL agree that any such excess will be taken into account in connection with the next renegotiation of the Quarterly Fee in accordance with Section 4.1(c).

        Section 5.4, Undertaking of CH2M HILL, is hereby amended to delete this section in its entirety.

        All other provisions of the Agreement and prior Addendums shall remain in full force and effect.

        NTB and CH2M HILL have caused this Addendum to the Agreement to be executed by duly authorized officers.

Neidiger, Tucker, Bruner, Inc.
/s/ REGINA L. ROESENER
Name:	Regina L. Roesener
Title:	Executive Vice President, Corporate Finance
CH2M HILL Companies, Ltd.
/s/ STEVEN MATHEWS
Name:	Steven Mathews
Title:	Treasurer

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  Exhibit 10.1
Addendum to Amended CH2M HILL Companies, Ltd. Internal Market Brokerage Services Agreement